July 6, 2000
Board of Directors
Infotopia, Inc.
43 Taunton Green, Suite 5
Taunton, MA 02780

Gentlemen;

We   have  acted  as  securities  counsel  for  Infotopia,   Inc.
("Infotopia" or the "Company"). You have asked us to render this opinion to Infotopia.

You have advised that:

  1. Infotopia is current in its reporting responsibilities to the Securities and Exchange Commission as mandated by the Securities Exchange Act of 1934, as amended.
2. Mark Levine and David Richmond will act in a management capacity for one of the Company's products pursuant to the terms of a License Agreement dated June 26, 2000.
3. In their capacities as management, the above-named individuals have provided and will provide bona-fide services to the Company which are not in relation to the offer or sale of securities in a capital-raising transaction, and which did not either directly or indirectly promote or maintain a market for Infotopia's securities.
4. Infotopia has agreed to issue its common stock to the above-named individuals as compensation for their services on behalf of Infotopia.
5. The shares to be issued to these individuals are pursuant to corporate resolution and the approval of the Board of Directors of Infotopia. These shares shall be registered pursuant to a Registration Statement on Form S-8. These shares may be issued without restrictive legend. However, these shares are considered control stock, representing 11.77 % of the issued and outstanding shares and will be subject to resale restrictions pursuant to Rule 144.

In connection with this opinion, we have discussed with the Company that an "affiliate," as defined by Rule 144 is ".a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under the common control with such issuer." The discussion also encompassed the fact that the Company is deemed to be an "issuer" for purposes of the above-mentioned definition.

In summary, Rule 144 applies to affiliates (that is, control persons) and non affiliates when they resell restricted securities purchased from the issuer or an affiliate of the issuer in nonpublic transactions. Non affiliates reselling restricted securities, as well as affiliates selling restricted or non-restricted securities, are not considered to be engaged in a distribution and, therefore, are not deemed to be underwriters as defined in Section 2(11) if the following six conditions are met:

     (1)  Adequate  current  public  information   must   be
          available  about  the  issuer  unless  sales   are
          limited to those made by non-affiliates after two years.

     (2) When restricted securities are sold, generally there must be a one-year holding period.

     (3) When either restricted securities or non-restricted securities are sold by an affiliate after one year, there are limitations on the amount of securities that may be sold; when restricted securities are sold by non-affiliates between the first and second years, there are identical limitations: after two years, there are no volume limitations for re-sales by non-affiliates.

     (4) Except for sales of restricted securities made by non-affiliates after two years, all sales must be made in brokers' transactions as defined in
          Section 4(4) of the 1933 Act.

     (5) Except for sales of restricted securities made by non-affiliates after two years, a notice of proposed sale must be filed for all sales in excess of 500 shares or with an aggregate sales price in excess of $10,000.

     (6)  There must be a bona fide intention to sell.

Pursuant to Rule 144 (e), except as hereinafter provided, the amount of securities of an "affiliate" which may be sold in reliance upon this rule shall be determined as follows:

  (1) If restricted or other securities are sold for the account of an affiliate of the issuer, the amount of securities sold, together with all sales of restricted and other securities of the same class within the preceding three months, shall not exceed the greater of

     (i) one percent of the shares or other units of the class outstanding as shown by the most recent report or statement published by the issuer, or
(ii) the average weekly reported volume of trading in such securities on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the filing of notice required by paragraph (h), or if no such notice is required the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker, or
(iii) the average weekly volume of trading in such securities reported through the consolidated transaction reporting system contemplated by Rule 11Aa3-1 under the Securities Exchange Act of 1934 during the four-week period specified in subdivision (ii) of this paragraph.

Predicated upon the documents supplied and the representations from the Company and the law existing as of the date hereof, said shareholders of the Company do appear to be affiliates. In accordance with Rule 144, these shareholders may freely transfer, without restrictive legend, a certain number of their shares as determined by Rule 144. Given your representations that there are 35,385,402 shares of common stock outstanding, at least 353,854 shares (1% of the total number of shares shown in the most recent report or statement published by the Company) may be transferred within any three-month period. This number may be higher, up to a maximum of the average weekly volume during the four calendar weeks immediately preceding the filing of the Form 144 (as required by Rule 144(h)). The number of shares that may be transferred at the time the Form 144 is filed is reduced by the number of shares, if any, that have been transferred during the three months preceding that date.

Concurrently with the placing of a brokerage order, a notice of proposed sale on Form 144 must be filed with the Securities and Exchange Commission if the number of shares sold is greater than 500, or if the total sales price exceeds $10,000.

 We have read such documents as have been made available to us.
For purposes of this opinion, we have assumed the authenticity of such documents.

Based on the accuracy of the information supplied to us, it is our opinion that Infotopia may avail itself of a Registration Statement on Form S-8, and is qualified to do so. It is our further opinion that the above-named individuals are proper persons qualified to receive shares which are registered in a Registration Statement on Form S-8.

We  consent  to  the  use  of  this letter  in  the  Registration
Statement filed on Form S-8.

Sincerely,


/s/ Chapman & Flanagan, Ltd.
Chapman & Flanagan, Ltd.